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                                                             Exhibit 10-20

                          ADMINISTRATIVE SERVICES AGREEMENT

THIS ADMINISTRATIVE SERVICES AGREEMENT ("Agreement") is made and entered into as of May 30, 1997, by and between DENTALCO MANAGEMENT SERVICES OF PENNSYLVANIA, Inc. a Maryland corporation ("Administrator"), and AYES & RUSH DENTAL ASSOCIATES OF PENNSYLVANIA, P.C., a Pennsylvania professional services corporation (the "PC").

                                    RECITALS


    PC is a professional services corporation which provides dental and related specialty services (the "Practice").

    Administrator is skilled in providing assistance in the management by practitioners of dental practices, including billing and collecting, contracting, administration, and marketing.

    PC desires to engage the services of an experienced administrator to provide (i) all day-to-day management and business office services necessary to support PC in the performance of its activities; and (ii) use of non-professional personnel, premises, furniture, fixtures and equipment, billing and collecting, and certain other support services of the Practice, as more fully defined below (collectively, the "Administrative Services").

    PC desires to obtain Administrative Services from the Administrator.

    Administrator is capable of providing and desires to provide
Administrative Services to PC.

    NOW THEREFORE, in consideration of the foregoing and of the mutual promises herein contained, the parties hereby agree as follows:

                                    ARTICLE ONE
                              ADMINISTRATIVE SERVICES


    PC hereby engages Administrator to provide the Administrative Services as more particularly described herein, and Administrator hereby accepts this engagement. The Administrator's undertaking shall be comprehensive, and shall include all Administrative Services necessary to carry out the efficient operation of the business aspects of the Practice. PC agrees that the Administrator shall have authority over day-to-day business operations and policies of the Practice, provided, however, that no policy, action, or decision by Administrator or Administrator's Dental Director will be made or construed so as to have the effect of influencing or infringing upon the discretion of the dentists and other dental personnel of the PC in rendering independent dental opinions or treatment.


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                                     ARTICLE TWO
                             ADMINISTRATOR'S OBLIGATIONS

    2.1 Use of Practice Premises. Administrator hereby agrees to provide to PC, and PC hereby hires from Administrator, on an exclusive basis, the use of those certain dental office spaces as described in Exhibit A (the "Practice Premises"). PC's use of the Practice Premises is subject to the provisions of any lease for the Practice Premises between Administrator and the landlord.

    PC agrees to conduct the Practice only in the Practice Premises or at such other location(s) as may be mutually agreed to by the parties. Administrator shall provide Practice Premises which are adequate and customary, as determined by PC and Administrator, to meet the demand for services to be provided by PC.

    2.2 Furniture, Fixtures and Equipment. Administrator shall provide at the Practice Premises those items of furniture, fixtures and equipment as determined by PC in consultation with Administrator to be reasonable and customary for PC's operation of the Practice (collectively, the "Practice Equipment"). Administrator's provision of the Practice Equipment is subject to the following conditions:

    (a) PC shall have the use of the Practice Equipment only during the term of this Agreement, and shall have no ownership interest therein.

    (b) The Practice Equipment to be located at the Practice Premises shall be as needed for the proper operation of the Practice, as may be determined from time to time by the Administrator and the PC. From time to time during the term of this Agreement, the parties may agree to changes in the Practice Equipment.

    (c) Administrator shall be responsible for all repairs, maintenance and replacement of the Practice Equipment, except for such repairs, maintenance and replacement necessitated by the negligence or misconduct of PC, its employees, contractors or agents.

    2.3 Administrator Personnel. Administrator shall recruit, hire, train, supervise, promote and/or terminate those non-professional and non-technical personnel listed in Exhibit B (the "Administrator Personnel"). PC shall have the right to approve, based solely on competence, the assignment of all non-professional support personnel who provide services at the Practice Premises, such approval not to be unreasonably withheld. Administrator will have final authority to engage, dismiss, reprimand, reassign, or otherwise deal with all Administrator Personnel, but shall take into consideration the wishes of the PC in this regard. PC expressly understands and agrees that such actions with respect to the Administrator Personnel shall take place in accordance with Administrator's personnel policies and pursuant to the standards of salaries and benefits which Administrator may from time to time provide and pay to its employees.

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    2.4  Other Support Services.

    (a) Administrator shall order and purchase all dental and office supplies required in the day-to-day operation of the Practice.

    (b) Administrator shall bill and collect Gross Charges (as defined in Section 4.2(a) below) on the following terms:

         (i) Administrator shall bill any patient, third party payor or any other payment source for all Gross Charges on the PC's behalf and in PC's name as agent of PC;

         (ii) Administrator shall use reasonable efforts to collect accounts receivable generated by billings for Gross Charges; and

         (iii) Administrator shall take possession of, in the name and on behalf of PC, and disburse strictly in accordance with this Agreement, all Collections (as defined in Section 4.2(b) below).

     PC hereby appoints Administrator as its true and lawful attorney-in-fact for these purposes. Notwithstanding anything in this Agreement to the contrary, at Administrator's option, Administrator may delegate any or all of the duties set forth in this Section 2.4(b) to another person or entity designated by Administrator that is acceptable to PC. PC shall not unreasonably withhold its acceptance.

    (c) In order to enable Administrator to accomplish its functions under this Agreement, Administrator is authorized to open and maintain a bank account in the name of the PC (the "Account") and to deposit all Collections in the Account. Administrator shall be a signatory on the Account with the right to make deposits and withdrawals to and from the Account. The Account shall be maintained at a financial institution mutually agreed upon by Administrator and PC. PC hereby appoints Administrator as its true and lawful attorney-in-fact (i) to deposit into the Account all Collections; (ii) to withdraw monies from the Account for refunds to payment sources; and (iii) to withdraw monies from the Account to pay the Administrative Fee (as defined below) and all other amounts due from PC to Administrator pursuant to this Agreement.

         (d) Administrator shall provide all necessary computer, bookkeeping, billing and collection services, accounts receivable and accounts payable management services, non-financial record keeping, general administrative services and clerical office support, office supplies (including without limitation, stationery, forms and postage), uniforms, laundry, linen, janitorial and cleaning services.

         (e) Administrator shall, pursuant to Section 7.4 hereof, establish a system for maintaining the patient records for the Practice.

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         (f)  Administrator shall administer community relations and marketing services for the PC.

         (g) Administrator shall furnish to PC periodic financial and other reports reflecting the Practice's financial and operational status.

         (h) Administrator shall provide accounting, tax, payroll and legal services (including labor relations, contract preparation, and maintenance of all necessary professional and business licenses) on behalf of the Practice.

         (i) Administrator shall establish business systems, reasonable policies and procedures, and standardized clinical forms for the Practice, including: (i) feasibility studies to determine clinical appropriateness and financial feasibility of future expansion; (ii) coordination in the relationship between PC's performance of dental services and the overall administrative and business functioning of the Practice; (iii) assistance regarding the establishment of appropriate fees for professional and ancillary services; and (iv) coordination and assistance in obtaining and maintaining malpractice insurance. Upon approval of the foregoing by the PC, which approval shall not be unreasonably withheld, PC agrees to comply with such policies and procedures, provided, however, that PC shall maintain control and supervision over the provision of all dental services provided by the Practice. PC expressly acknowledges that it shall have no property rights in the business systems, procedures, policies or clinical forms established by the Administrator, and further agrees that such systems, procedures, policies and forms shall be deemed to constitute Confidential Information within the meaning of Article Nine hereof.

         (j) Administrator shall provide telephone, switchboard, dictation and duplication services.

         (k) Administrator shall assist PC in recruiting dentists for the Practice, carrying out such administrative functions as may be appropriate such as advertising for and identifying potential candidates, checking credentials, and arranging interviews; provided, however, that PC will make the ultimate decision as to the suitability of any dentist to become associated with the PC. All dentists recruited by the Administrator and accepted by the PC shall be the employees of PC to the extent they are hired as employees. Expenses incurred in the recruitment of dentists shall be an expenses paid by the Administrator pursuant to Section 2.5 hereof.

         (l) Administrator shall recommend to the PC the hours of operation of the Practice in accordance with customary practices of similar dental practices in the area.

         (m) Administrator shall endeavor to seek out and negotiate contracts ("Managed Care Arrangements") with managed care companies, including, but not limited to, health maintenance organizations and preferred provider organizations, to provide dental services with PC as a participating provider under such contracts.

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    2.5  Payment of Expenses.  Administrator shall be solely responsible for and shall pay (or reimburse PC (if payment was approved by Administrator) for payment of) the following costs and expenses:

         (a)  The lease and/or purchase payments of the Practice Premises.

         (b) Expenses associated with the Practice Premises, including but not limited to telephone, electric, gas and water utility expenses, and real property taxes.

         (c) The lease and/or purchase payments, as applicable, of the Practice Equipment.

         (d) Expenses associated with the Practice Equipment, including maintenance, repair, replacement and personal property taxes.

         (e) Expenses associated with the Administrator Personnel pursuant to Section 2.3, including, but not limited to, compensation, benefits, payroll taxes and unusual payroll deductions, worker's compensation insurance and all similar items.

         (f)  Expenses associated with the other support services listed in
Section 2.4.

         (g) Premiums and deductibles (as applicable) for all insurance described in Section 5.3.

                                   ARTICLE THREE
                                  PC'S OBLIGATIONS

    3.1  Dental Practice.

         (a) PC shall continuously, throughout the term of this Agreement, conduct the Practice on a full-time basis at the Practice Premises. As may be agreed upon in advance by the parties, PC shall provide, at its own expense, sufficient dentist and hygienist staff coverage to the Practice Premises to enable the Practice to operate in an efficient and lawful manner at all required times during the hours of operation of the Practice, including, without limitation, the provision of locum tenens dental staff.
PC shall also be responsible for the professional supervision of the clinical aspects of services rendered by Administrator Personnel.

         (b) PC shall retain responsibility for all decisions related to the employment of all licensed health care providers, including hiring, promotion, discharge, compensation, training, and professional assignments. Administrator shall review all personnel matters and make recommendations to PC on appropriate actions or policies. PC shall be solely liable to such dental personnel for their wages, compensation, and employee benefits. For purposes of this section, the term "licensed health care providers" includes, without limitation, dentists, dental hygienists, and any other licensed dental personnel.

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         (c)  PC shall use the Practice Premises and the Practice Equipment solely in accordance with the terms and conditions set forth herein. PC shall, at all times, be responsible for the quality of dental care provided at the Practice Premises. It is expressly acknowledged by the parties that all dentist services provided at the Practice Premises shall be performed solely by dentists licensed to practice dentistry and to provide such services in the Commonwealth of Pennsylvania who (except on an emergency basis) shall at all times during the term of this Agreement be employees or independent contractors of PC. The PC shall provide dental services to patients of the Practice in compliance at all times with ethical standards, and laws and regulations applying to the dental profession. In the event that any disciplinary, medical malpractice or other actions are initiated against any dentist associated with the PC, the PC shall immediately inform the Administrator of such action and the underlying facts and circumstances.

         (d) PC shall establish schedules of patient charges for dental services and supplies provided by PC that take into account the financial obligations of PC and the importance of providing quality health care at a reasonable cost.

         (e) PC shall maintain good faith efforts to control patient care costs while providing quality dental care to patients.

         (f) PC agrees to serve as a participating provider of dental services pursuant to all Managed Care Arrangements entered into by Administrator.

    3.2 PC Equipment. PC may provide equipment at the Practice Premises, which shall be in addition to the Practice Equipment ("PC Equipment"). PC shall be responsible for all repairs, maintenance and replacement of the PC Equipment, unless PC requests that Administrator provide such repairs, maintenance and replacement upon such terms and conditions as the parties may agree. Administrator shall have no ownership interest in the PC Equipment. From time to time during the term of this Agreement, PC may prepare and revise a schedule of the PC Equipment, to be attached hereto as Exhibit C. Upon termination of this Agreement, PC shall, at its sole cost and expense, remove the PC Equipment, and repair any damage to the Practice Premises resulting from the installation, use, or removal of the PC Equipment.

    3.3 Costs and Expenses. PC shall be solely responsible for and shall pay the following costs and expenses:

         (a) The cost of maintaining the corporate existence of PC, if applicable.

         (b)  All PC income taxes.

         (c) Compensation of PC's shareholders, directors and officers, for services provided in those roles, if applicable.

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         (d)  Expenses related to compensation of all dentists and hygienists employed by, or contracted to, PC for work in the Practice, which shall include, but not be limited to, compensation, benefits, payroll taxes and unusual payroll deductions, worker's compensation insurance and all similar items.

         (e)  Expenses associated with any PC Equipment, pursuant to Section
3.2.

         (f) Expenses related to all license fees and association dues required for PC to operate the Practice.

         (g) Tuition fees and reasonable expenses for attendance by dentists employed by the PC at the Practice of continuing dental education courses and seminars deemed reasonably necessary by the PC to operate the Practice.

         (h) All other costs and expenses reasonably incurred by Administrator in conducting its administrative functions at the Practice Premises, other than costs and expenses which are Administrator's responsibility pursuant to Section 2.5.

         (i) Premiums for malpractice and other insurance described in Sections 5.1 and 5.2.

    3.4 Special Expenses. PC, at PC's option, may incur additional expenses, in addition to those listed in Section 3.3, in connection with the Practice. PC shall pay for such additional expenses either from its profits from the Practice or from other resources.

    3.5 Utilization Review; Quality Assurance. PC agrees to cooperate with and participate in quality assurance/utilization review programs established by third party payors or mandated by accreditation or licensure standards applicable to the practice of dentistry. Deficiencies discovered in the performance of any personnel or in the quality of professional services shall be reported immediately to the Administrator by the PC (if discovered by the PC), and to the PC by the Administrator (if discovered by the Administrator), and appropriate steps shall be taken by the PC at once to remedy such deficiencies.

                                    ARTICLE FOUR
                               THE ADMINISTRATIVE FEE

    4.1 General Intent With Respect to the Administrative Fee. PC and Administrator mutually recognize and acknowledge that:

         (a) Administrator has incurred and will incur substantial costs and expenses in connection with providing the Administrative Services described in this Agreement, and in performing all other obligations required of it in accordance with this Agreement;

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         (b)  Certain of Administrator's costs and expenses can vary to a considerable degree according to the volume of services required at the Practice Premises;

         (c) It will be impracticable to ascertain with precision all of the costs and expenses that will be incurred by Administrator from time to time in the performance of its obligations under this Agreement; and

         (d) Total Net Collections (as defined in Section 4.2(d) below) may also vary to a considerable degree during each month of this Agreement. It is the intent of the parties that all fees paid to Administrator by PC under this Agreement be reasonable and approximate Administrator's actual costs and expenses plus a reasonable profit.

    4.2 Definitions. As used herein, the following terms shall have the meanings set forth in this Section:

         (a) "Gross Charges." All professional fees and charges, including copayments charged (but not capitated payments) under Managed Care Arrangements, for services performed by PC as part of the Practice during the term of this Agreement.

         (b) "Net Collections." All proceeds received by Administrator or PC from Gross Charges, less patient and third party refunds due to overpayments. Net Collections shall not include capitated payments paid to Administrator under Managed Care Arrangements entered into by Administrator.

         (c) "Practice Expenses." All expenses to be paid by the Administrator pursuant to Section 2.5 hereto.

    4.3 Determination and Payment of the Administrative Fee. During the term of this Agreement and for such period as may be required under Section 6.3(c) hereof, PC shall pay to Administrator by the fifteenth (15th) day of each month a management fee (the "Administrative Fee") equal to a percentage of Net Collections, determined as follows: (i) during the period commencing on the effective date of this Agreement and continuing until the end of the first full fiscal year of operation under this Agreement, the percentage shall be equal to eighty percent (80%). By November 1 of the first full fiscal year of this Agreement, and each fiscal year thereafter, Administrator shall prepare and present to the PC a proposed operating budget for the Practice, from which the parties shall negotiate in good faith a percentage for the Administrative Fee which will result in the fees paid to Administrator for such fiscal year to be reasonable and to approximate Administrator's anticipated actual costs and expenses plus a reasonable profit. Until an agreement on a percentage is reached, the percentage in effect for the preceding year shall remain in effect.

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    As provided in Section 2.4(c) hereof, Administrator is authorized to withdraw the amount of the Administrative Fee from the Account as and when due.

    4.4  Collateral Security.

         (a) As collateral for the payment of the Administrative Fee due hereunder (including any extensions, modifications and renewals hereof), PC hereby grants to Administrator a security interest in all of the accounts receivable resulting from Gross Charges, together with any and all proceeds of such accounts receivable (collectively, the "Collateral"). Upon Administrator's request, PC, at its sole cost and expense, shall execute and deliver to Administrator such further documents and assurances and shall take such further action as Administrator may request to evidence Administrator's security interest in and to the Collateral. PC hereby appoints Administrator as its attorney-in-fact to execute and record in the name and on behalf of the PC appropriate UCC Financing Statements evidencing the security interest in the Collateral granted to Administrator by this section.

         (b) Administrator shall have all rights, powers, remedies and recourses available or permitted to Administrator under law with respect to the Collateral, including, but not limited to, the ability (i) to release, surrender, waive, add, substitute, settle, exchange, compromise, modify, extend, or grant indulgences with respect to the Collateral, the Administrative Fee or any other amounts due to Administrator hereunder; and
(ii) to grant any extension or other postponements of the time of payment thereof; provided however, that Administrator shall not be liable for any failure to collect or enforce the payment of the Collateral.

         (c) Notwithstanding any other provision of this Agreement, and except as otherwise prohibited by law, upon PC's failure to pay any amount due Administrator hereunder and at Administrator's election, PC hereby authorizes Administrator: (i) to take possession of the Collateral; (ii) to take possession of and endorse in PC's name any notes, checks, money orders, insurance payments, and any other documents received in payment of the Collateral, or any part of it; (iii) to collect, sue for, and give satisfactions for, monies due on account of the Collateral; (iv) to institute, maintain or withdraw any claims, suits, or proceedings pertaining to, or arising out of Administrator's and/or PC's right to the Collateral; and (v) to pay all amounts due Administrator.

    4.5 Possession of Collateral Records. Administrator shall have authority to possess and retain for PC and Administrator the books of the Practice with respect to the Collateral.

    4.6  Payments to PC.

         (a) Each month after payment of the Administrative Fee and other monies due Administrator hereunder, if any, Administrator will arrange for the transfer from the Account to any other account PC designates, that amount of the Net Collections for the previous month which was not paid to Administrator.

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         (b)  In the event that the amount payable under subsection (a) above is insufficient for PC to meet those anticipated expenses for the ensuing month for base salary, benefits, and malpractice costs which have been approved in advance by Administrator (the "Base PC Expenses"), Administrator shall advance such shortfall (each, an "Advance") to PC Each Advance shall be treated as a loan from Administrator to the PC, and shall be repaid to Administrator, as quickly as possible, from revenues derived in subsequent months out of the payments to be received pursuant to subsection (a) above; provided however, that an Advance shall be forgiven if PC is unable to repay it within a twelve (12) month period.


                                    ARTICLE FIVE
                              INSURANCE AND INDEMNITY

    5.1  Malpractice Insurance.

         (a) PC will obtain and at all times maintain in full force and effect professional malpractice liability insurance for all dentists and hygienists providing dental care for PC pursuant to this Agreement.

         (b) The malpractice insurance will have coverage limits of at least One Million Dollars ($1,000,000) per occurrence and at least Three Million Dollars ($3,000,000) per annual aggregate, such other higher amount as may be required by appropriate licensing authorities or third party payors, or such other amount as may be agreed to by the parties. Such malpractice insurance shall be issued to the PC and to each of the dentists and hygienists employed by the PC

         (c) The malpractice insurance may be either "occurrence" or "claims made" insurance. If PC obtains "claims made" insurance, PC will obtain an extended reporting endorsement (a "tail") to cover services provided under this Agreement.

         (d) PC shall provide to Administrator written documentation evidencing the malpractice insurance coverage required by this Section for PC and PC's shareholders, officers, and directors prior to the commencement date of this Agreement and for dentist and hygienist employees of the PC prior to the commencement of professional services by such employee.

         (e) All malpractice insurance required by this section will contain the written agreement of the insurer(s) to provide Administrator 30 days prior written notice before any non-renewal, termination or modification of coverage takes effect.

    5.2 Other Insurance. PC shall obtain and at all times maintain workers compensation coverage, at a minimum in an amount required by law, for all of the dentists and hygienists employed by the PC, and the PC shall hold the Administrator harmless with respect to any worker's compensation claims made by any such employee.

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    5.3  Administrator Insurance.  Administrator shall carry and at all times maintain in full force and effect: (i) public liability insurance insuring against claims for bodily injury, including death, and property damage occurring on, in, or about the Practice Premises; (ii) general liability and fire insurance for the Practice Premises; (iii) business interruption insurance for the PC; and (iv) workers compensation coverage for all Administrator Personnel. Administrator shall hold the PC harmless with respect to any workers compensation claims made by Administrator Personnel.

    5.4 Indemnification of Administrator. PC shall indemnify, hold harmless and defend Administrator, its shareholders, officers, directors, employees, contractors, other agents and affiliates from and against any and all liability, loss, damages, claims, causes of action and expenses associated with them (including reasonable attorneys' fees) caused or asserted to have been caused, directly or indirectly by or as a result of any acts or omissions of PC, its shareholders, officers, directors, employees, contractors or other agents in connection with this Agreement, including, but not limited to, claims of professional malpractice.

    5.5 Indemnification of PC Administrator shall indemnify, hold harmless and defend PC, its shareholders, officers, directors, employees, contractors, other agents and affiliates from and against any and all liability, loss, damages, claims, causes of action and expenses associated with them (including reasonable attorneys fees) caused or asserted to have been caused, directly or indirectly by or as a result of acts or omissions constituting negligence or gross negligence by Administrator, its shareholders, officers, directors, employees, contractors, other agents or affiliates in connection with this Agreement.

                                    ARTICLE SIX
                    TERM, TERMINATION AND EFFECTS OF TERMINATION

    6.1 Term. This Agreement shall commence on May 30, 1997, shall be for an initial term of forty (40) years, and shall renew automatically for an additional term of ten (10) years unless either party gives the other party at least one hundred eighty (180) days written notice of its intent not to renew at the end of the initial term.

    6.2  Termination.

         (a) Automatic Termination; Notice by Administrator. This Agreement will automatically terminate upon written notice by Administrator to PC upon the occurrence of any of the following events.

                   (i) The Appointment of a receiver or trustee to manage the assets of PC.

                   (ii) The assignment for the benefit of creditors of the assets of PC.

                   (iii)     The occurrence of any act of bankruptcy by PC.


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                  (iv) PC's breach of any material term of this
     Agreement, provided that such breach continues for a period of thirty
     (30) days after written notice thereof has been given by the Administrator to PC.

         If Administrator fails to give notice of termination within 90 days of its becoming aware of the occurrence of an event listed in this Section 6.2(a), Administrator waives its right to terminate based on that occurrence. Administrator retains the right to give notice of termination upon any subsequent occurrence of the same type of event, or of any other event listed in this Section 6.2(a).

    (b) Automatic Termination; Notice by PC This Agreement will automatically terminate upon written notice by PC to Administrator upon the occurrence of any of the following events.

         (i) The Appointment of a receiver or trustee to manage the assets of Administrator.

         (ii) The assignment for the benefit of creditors of the assets of Administrator.

         (iii) The occurrence of any act of bankruptcy by Administrator.

         (iv) Administrator's breach of any material term of this Agreement, provided that such breach continues for a period of thirty (30) days after written notice thereof has been given by the PC to the Administrator.

    If PC fails to give notice of termination within 90 days of its becoming aware of the occurrence of an event listed in this Section 6.2(b), PC waives its right to terminate based on that occurrence. PC retains the right to give notice of termination upon any subsequent occurrence of the same type of event, or of any other event listed in this Section 6.2(b).

    6.3 Effects of Termination. This Agreement will have no further effect after the date of termination, except the following:

         (a) PC shall immediately surrender to Administrator the Practice Premises at its sole cost and expense. This includes but is not limited to the following:

              (i) PC shall cause all dentist employees to vacate the Practice Premises; and

              (ii) PC shall remove all PC Equipment, and any other PC property, and shall be solely responsible for any damage caused as a result of the removal of its property.


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         (b)  PC shall pay all compensation and fees accrued and owed to
Administrator through the date of termination.

         (c) Administrator shall be entitled to a Administrative Fee for all Total Net Collections based on Gross Charges arising prior to the termination. Administrator shall have the right, in its sole discretion exercisable at any time after the termination of this Agreement, to cease billing and collecting Gross Charges arising prior to the termination. Prior to Administrator's election to cease such billing and collection, Administrator shall bill and collect, make payments and have all other rights and obligations with respect to Gross Charges arising prior to the termination as provided in this Agreement, and PC will pay Administrator all compensation and fees applicable thereto, including the Administrative Fee. Following Administrator's election, PC shall make other arrangements for billing and collection of such Gross Charges, and shall remit to Administrator all fees and charges applicable thereto, including the Administrative Fee, and shall deliver a monthly statement of Total Net Collections until billing and collection for such Gross Charges is substantially complete.

         (d) Administrator shall continue to have all of its rights pursuant to Section 4.4 and 4.5 until Administrator shall be paid all monies due from PC.

         (e)  PC shall maintain and pay for malpractice insurance pursuant to
Section 5.1.

         (f)  Sections 5.4, 5.5, and 6.4 shall remain in full force and effect.

    6.4 Restrictions on Competition; Injunctive Relief. PC agrees that during the term hereof, and for a period of two (2) years following the termination of this Agreement (other than by the PC for a breach thereof by Manager), the PC shall not, without the prior written consent of the Administrator, engage directly or directly in the ownership or operation of a dental practice within a five mile radius of any of the Practice Premises which may be in operation from time to time. PC further agrees to cause each of the dentists employed by or under contract with the PC to agree that (i) during the term of his/her employment or independent contract with the PC, and for a period of two (2) years thereafter, he/she shall not, without the prior written consent of PC, engage directly or indirectly in the ownership or operation of a dental practice or in the practice of dentistry within a five (5) mile radius of any of the Practice Premises at which the dentist provided services on behalf of the PC, and (ii) that the Administrator shall have the right to specifically enforce such restrictions, and to recover damages for a violation by such dentist of such restrictions. It is acknowledged that a remedy at law for any breach or attempted breach by the PC or one of its dentists of the covenants set forth in this section will be inadequate, and it is agreed that Administrator shall be entitled to specific performance and injunctive and other equitable relief in case of any such breach or attempted breach. Any such remedy shall be in addition to any damages which Administrator may be legally entitled to recover.

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

                                   ARTICLE SEVEN
                  DENTAL PRACTICE AND REIMBURSEMENT CONSIDERATIONS

    7.1 Access to Books and Fees. PC or its designee shall have access during normal business hours to financial records of the Practice, including records of collections, expenses and disbursements as kept by Administrator performing its obligations under this Agreement. It is expressly understood that the systems, methods, procedures, written materials and controls employed by Administrator in the performance of this Agreement are proprietary in nature, shall remain the property of Administrator and shall not, at any time, be utilized, distributed, copied or otherwise employed or acquired by PC unless approved in advance and in writing by Administrator. Upon request, PC shall, and shall cause its dentists to, execute a confidentiality agreement to evidence its or their agreement to comply with the foregoing.

    7.2 Access to Records. To the extent required by Section 1395x(v)(1) of Title 42 of the United States Code, the clauses contained in that section are incorporated herein by reference with like effect as though set forth at length.

    7.3 Jeopardy. Notwithstanding anything herein to the contrary, if any event occurs, or if either party receives notice of an action or threatened action beyond the control of either party, or if a change in any law, regulation or policy occurs (collectively referred to herein as the "Event") which would:

    (a) in the reasonable opinion of both parties jeopardize PC's or any shareholder, officer, director, employee, contractor or agent of PC's participation in or reimbursement from any third party payor program;

    (b) cause a material change in the amount of reimbursement payable to PC or any shareholder, officer, director, employee, contractor or agent of PC in connection with any of the services provided to patients of the Practice from any third party payor programs;

    (c) prevent any dentist shareholder, officer, director, employee, contractor or agent of PC from referring patients to or to provide services at any of the Practice Premises;

    (d) cause a material adverse effect on the operations of the Practice and/or make the performance of this Agreement uneconomic for either party;

    (e) cause the revocation, suspension or termination of the license(s) maintained by Administrator or PC for the operation of the Practice and/or maintained by any shareholder, officer, director, employee, contractor or agent of PC; or

    (f) make it impossible, unlawful or unethical for either party or any shareholder, officer, director, employee, contractor or agent of Administrator or PC to continue to perform any term or condition under this Agreement;

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

then, in any such case, the parties shall immediately attempt to negotiate amendments to this Agreement or a new Agreement which will negate the effect of the Event and provide similar economic and other benefits to each party as provided under this Agreement. In the event the parties are unable to negotiate amendments or a new agreement to the reasonable satisfaction of both parties within 30 days after the Event, then this Agreement shall terminate immediately upon written notice by either party to the other.

    7.4 Patient Records. PC shall have the ultimate authority and accountability and shall be responsible for the maintenance of all patient records with respect to patients treated at the Practice Premises. Administrator shall provide clerical and administrative support to PC for the preparation and maintenance of patient records. Administrator shall implement policies and procedures for the maintenance of patient records at the Practice Premises, which shall be in accordance with all applicable licensing and other laws, regulations and guidelines as well as the standards, policies and procedures imposed by any malpractice insurance carrier, accreditation agency, or any public and/or private payor pertaining to the maintenance and confidentiality of patient dental records. To the extent permitted by law, Administrator shall be the owner of all patient dental and business records related to the Practice. To the extent that such records are maintained by PC, Administrator shall, at all times during the term of this Agreement have reasonable access to such records. Upon termination of this Agreement, to the extent permitted by law, the PC shall within sixty (60) days deliver any such records in its possession in their entirety to Administrator. Thereafter, Administrator shall provide PC with access to such records to the extent reasonably necessary for tax purposes or legal process.

    7.5 No Reciprocation. The parties hereby acknowledge and agree that the benefits conferred upon each of them hereunder neither require nor are in any way contingent upon:

         (a) the admission, recommendation, referral or any other arrangement for the provision of any item or service offered by Administrator or any of its affiliates to any patient of PC, its shareholders, officers, directors, employees, contractors or agents; or

         (b) the recommendation, referral or any other arrangement for the provision of any item or service offered by PC or any of its shareholders, officers, directors, employees, contractors or agents.

    7.6 Practice of Dentistry. The parties acknowledge that Administrator is not authorized or qualified to engage in any activity which may be construed or deemed to constitute the practice of dentistry and any payments or reimbursements of wages, costs or expenses of PC by Administrator are solely for the administrative convenience of the parties and are expected by the parties to be funded from Net Cash Collections of the Practice. To the extent any act or service herein required of Administrator should be construed or deemed to constitute the practice of dentistry, the performance of that act or service by Administrator shall be deemed waived or forever unenforceable.

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

                                   ARTICLE EIGHT
                                 DISPUTE RESOLUTION

    8.1 Dispute Resolution. The parties will make good faith efforts to resolve mutually any disputes which arise between them regarding this Agreement. As part of this dispute resolution process, either party will, at the request of the other party, promptly provide a short and plain written statement setting forth that party's position regarding the dispute and that party's suggested resolution. The other party then will respond promptly with a short and plain written statement setting forth its position and suggested resolution for the dispute. For a period of fifteen (15) days following the sending of the statements, the parties shall negotiate in an effort to resolve the controversy.

    8.2 Arbitration. Any dispute which has not been resolved by the parties under the procedure set forth in Section 8.1 shall be submitted to and decided by arbitration in accordance with the Rules of the American Arbitration Association, as follows:

         (i) There shall be one arbitrator who shall be selected in accordance with the Rules of the American Arbitration Association;

         (ii) The authority of the arbitrator shall be limited to a determination of the facts, and to the interpretation and application of specific provisions of this Agreement as they may apply to the dispute. The arbitrator shall be bound by this Agreement, and shall have no authority to add to, subtract from, amend, or modify the provisions of this Agreement.
The arbitrator shall render an opinion and a final award, if any, which shall be binding on both parties.

         (iii) Each party shall bear its own fees, costs, and expenses of an arbitration proceeding, including witnesses, travel, attorneys, and other representatives; the general costs and expenses of the arbitration, such as facilities rental and fees, costs, and expenses of the arbitrator and the American Arbitration Association, shall be borne equally by the parties.

         (c) Unless the parties otherwise agree, the arbitration shall be held in Philadelphia, Pennsylvania.

    8.3 The procedures set forth in Sections 8.1 and 8.2 shall not apply to the events for automatic termination of this Agreement set forth in Section
6.2 hereunder.

                                    ARTICLE NINE
                              CONFIDENTIAL INFORMATION

    9.1 PC agrees and acknowledges that all materials provided by the Administrator to PC constitute "Confidential Information" and are disclosed in confidence and with the understanding that they constitute valuable business information developed by the Administrator.



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

PC further agrees that it shall not, directly or indirectly, without the express prior written consent of the Administrator, use or disclose such Confidential Information for any purpose other than in connection with the services to be rendered hereunder. PC further agrees to impose this obligation of confidentiality on its officers, shareholders, affiliates, partners, employees and independent contractors. Upon the expiration or termination of this Agreement by either party for any reason whatsoever, PC shall immediately return and, thereafter, not use, and shall cause its officers, shareholders, affiliates, partners, employees and independent contractors to return and, thereafter, not use, all Confidential Information.
 PC further expressly acknowledges and agrees that any such use, appropriation or reproduction of any such Confidential Information by any of the foregoing after the expiration or termination of this Agreement will result in irreparable injury to the Administrator, that the remedy at law for the foregoing would be inadequate, and that in the event of such use, appropriation or reproduction, the Administrator, in addition to any other remedies or damages available to it, shall be entitled to injunctive or other equitable relief without the necessity of proving actual damages, but such rights to equitable relief shall not preclude the Administrator from other remedies which may be available to it hereunder.

                                    ARTICLE TEN
                                 GENERAL PROVISIONS

    10.1 Assignment by Administrator. Administrator shall have the right, at its sole discretion, to assign any or all of its rights and obligations under this Agreement to any of its affiliates. The term affiliates for the purposes of this Agreement shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with Administrator, and anyone who is the beneficial owner of 10% or more of the outstanding voting securities of another shall be deemed in control. PC shall not assign any of its rights or obligations under this Agreement.

    10.2 Amendment. This Agreement may be amended by the parties. No amendment will be effective unless in writing, and signed by both of the parties.

    10.3 Captions. Captions and article headings used herein are for convenience only and are not part of this Agreement and shall not be used in construing it.

    10.4 Counterparts. This Agreement may be executed in two counterparts, each of which will be deemed an original, but taken together will constitute one instrument.

    10.5 Cumulation of Remedies. The various rights, options, elections, powers, and remedies under this Agreement, or granted by law (collectively, "Remedies"), will be construed as cumulative. No single Remedy is exclusive of any of the other Remedies.

    10.6 Force Majeure. Neither party will be liable or in default for any delay or failure in performance under this Agreement, or for any other interruption of service or employment

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

resulting directly or indirectly from Acts of God, civil or military authority, acts of public enemy, war, accidents, fires, explosions, earthquakes, floods, failure of transportation, strikes or similar or dissimilar cause beyond the reasonable control of either party.

    10.7 Further Assurances. Each party will do such further acts, including executing and delivering additional agreements or instruments as the other may reasonably require, to consummate, evidence or confirm the agreements contained in this Agreement.

    10.8 Governing Law. This Agreement will be construed and enforced according to the laws of the Commonwealth of Pennsylvania applicable to agreements made and to be performed wholly within the State.

    10.9 Incorporation of Recitals and the Exhibits. All recitals and the exhibits referred to in this Agreement are an integral part of this Agreement. They are incorporated in this Agreement by this reference as though at this point set forth in full.

    10.10 Independent Contractor. It is mutually understood and agreed that PC and Administrator are at all times acting and performing hereunder as independent contractors. Administrator shall never have nor exercise control or direction over the methods by which PC its shareholders, officers, directors, employees, contractors or agents practice dentistry.

    10.12 Integration. The making, execution and delivery of this Agreement by the parties has not been induced by any representations, statements, warranties or agreements other than those expressed in this Agreement. This Agreement embodies the entire understanding of the parties. There are no other agreements or undertakings, written or oral, in effect between the parties relating to the subject matter of this Agreement, unless expressly referenced in this Agreement.

    10.13     Notices.

              (a) Written Notices. All notices, demands or requests ("Notices") which are required or permitted to be given pursuant to this Agreement will be in writing. Notices will be delivered personally, by commercial carrier, by fax with a machine generated confirmation sheet or by registered or certified mail, postage prepaid, addressed to a party as stated below.

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

              (b)  Administrator's Address for Notices:

                   DentalCo Administrative Services of Pennsylvania, Inc. Lake Falls Professional Building
                   6115 Falls Road
                   Baltimore, Maryland  21209
                   Attn:  President

              (c)  PC's Address for Notices:

                   Ayes & Rush, PC
                   ___________________
                   _____________________
                   Attn:  President

              (d) Effective Date. Notice given personally or by commercial carrier is effective upon delivery. Notice given by fax with a machine generated confirmation sheet is effective upon sending. Notice given by United States mail is effective the third United States Post Office delivery day after the date of mailing.

              (e) Change of Address. Either party may change its address for Notices by notice given pursuant to this section.

    10.14 Partial Invalidity. If any provision of this Agreement shall be found by a court with proper jurisdiction to be invalid or unenforceable, in whole or in part, then such provision shall be deemed to be modified, narrowed, or restricted only to the limited extent and in the manner necessary to render the same valid and enforceable, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated herein as so modified, narrowed or restricted.

    10.15 Statutes and Regulations. Any reference in this Agreement to any statute, regulation, ruling, or administrative order or decree will include, and be a reference to any successor statute, regulation, ruling, or administrative order or decree.

    10.16 Waiver of Right. No waiver of or failure by either party to enforce a provision, covenant, condition or right under this Agreement (collectively, "Right") will be construed as a subsequent waiver of the same Right, or a waiver of any other Right. No extension of time for performance of any obligations or acts will be deemed an extension of the time for performance of any other obligations or acts.

                       SIGNATURES APPEAR ON THE FOLLOWING PAGE

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

IN WITNESS WHEREOF, the parties have signed this Agreement as of the day and year first above written.

ATTEST:                           AYES & RUSH DENTAL ASSOCIATES OF
                                  PENNSYLVANIA, P.C.

 /s/ Marc W. Ayes                  By: /s/ Michael S. Ayes
- ------------------------------        -------------------------------
 Marc W. Ayes                          Michael S. Ayes, D.D.S.
 Secretary                             President



                                  DENTALCO MANAGEMENT SERVICES
                                  OF PENNSYLVANIA, INC.

/s/ E. James Kuhns                By: /s/ Lawrence F. Halpert
- ------------------------------        -------------------------------
E. James Kuhns                           Lawrence F. Halpert,
Secretary                                President



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